Exhibit 2.1.2
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF

Public Diamond Himalaya Birkin LLC
FIRST:	The name of Limited Liability Company is Public Diamond Himalaya Birkin LLC (the “Company”).

SECOND:	The first article of Certificate of Formation of the Company relating to the name is hereby amended in its entirety as follows:

“FIRST: The name of this limited liability company is: Public Luxury Handbag Portfolio LLC”

IN WITNESS WHEREOF, the undersigned has executed this Certificate on December 19, 2022.

/s/Barbara Quinones
Barbara Quinones, Authorized Person